Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements on Form S-8 (No. 333-11097, 333-67208, 333-120663, 333-137943, and 333-192169) and on Form S-3 (No. 333-212949 and 333-222278) of Mitcham Industries, Inc. of our reports dated April 6, 2017 relating to our audits of the consolidated financial statements and the financial statement schedule, which appears in this Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2018.

/s/ Hein & Associates LLP

Houston, Texas
April 6, 2017